EXHIBIT 10.7

First Amendment to Performance Award Agreement

R E C I T A L S:

WHEREAS, pursuant to the Dynegy Inc. 2002 Long Term Incentive Plan (the “LTIP”), Dynegy Inc. (“Dynegy”) granted performance units (“Performance Awards”) to certain employees as of March 4, 2009;

WHEREAS, the terms of such Performance Award grants, including the performance goals and metrics applicable to such awards, were set forth in written performance award agreements by and between Dynegy and each Performance Award grantee (the “Performance Award Agreements”);

WHEREAS, with respect to one-third of each Performance Award, payment is based on Dynegy’s Adjusted EBITDA over the three-year award period;

WHEREAS, the Board of Directors of Dynegy has appointed the Compensation and Human Resources Committee (the “Committee”) to administer the LTIP, and Section 2 of the Performance Award Agreements provide that the Committee has the discretion to adjust the performance goals to reflect actions undertaken in the best interest of Dynegy and its shareholders (including, but not limited to, strategic transactions affecting the performance goals as well as recapitalizations, reorganizations, mergers, consolidations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or structure of Dynegy);

WHEREAS, Dynegy sold certain revenue-generating assets to certain LS Power entities effective as of November 30, 2009 (the “LS Power Transaction”), which revenues were included in the Performance Awards’ Adjusted EBITDA assumptions; and

WHEREAS, given the sale of such revenue-generating assets in the LS Power Transaction, the Committee desires to adjust the Adjusted EBITDA assumptions used in determining the “threshold,” “target,” and “maximum” Adjusted EBITDA levels for 2010 and 2011 and to make a corresponding modification to such “threshold,” “target,” and “maximum” Adjusted EBITDA levels for the award period;

NOW THEREFORE, effective as of March 2, 2010, the Committee hereby amends, subject to approval by the Board of Directors of Dynegy, each Performance Award Agreement by deleting Exhibit 1 of each Performance Award Agreement and substituting the following Exhibit 1 therefor:

Exhibit 1

Performance Unit Award Summary

For 2009 Long Term Incentive grants made to those at the Managing Director and above level, the Compensation and Human Resources Committee decided to base two-thirds of the performance unit awards on long-term stock price performance and one-third of the performance units awards on accumulated Adjusted EBITDA, each over a three year period.  The Committee believes these metrics provide a simple, transparent and meaningful measure of Dynegy’s performance relative to its long-term goal of creating value for stockholders.  The material terms of the performance units are summarized below:

•	Denominated in $100 units, which are payable in the form of cash or stock, at the Compensation and Human Resources Committee’s discretion;

•	With respect to two-thirds of the award, payment (if any) will be made in accordance with Section 3 of the Agreement based on Dynegy’s three-year stock price performance;

•
Starting share price is the average closing price of Dynegy’s Class A common stock for the month February 2009 ($1.67); the Compensation and Human Resources Committee determined the starting share price after reviewing and taking into account various factors, including:  (1) Dynegy's share price and the total shareholder return of similarly sized general industry companies over a three year period from December 2005 through December 2008; (2) the underlying value of Dynegy’s power generation portfolio based on various valuation methodologies; and (3) potential growth opportunities that may be available to Dynegy;

•	Ending share price will be the average closing price of Dynegy’s Class A common stock during the month of February 2012; and

•	Awards are payable at threshold, target, and maximum levels as illustrated in the table below.

Stock Price Performance Goals for Performance Period
(March 4, 2009 — March 4, 2012)

		Threshold	Target	Maximum
Performance Goals	Dynegy Inc. Achieved Share Price*	$2.50	$4.00	$6.00
Payment Levels**	% of each $100 Performance Unit	0%	100%	200%

*Achieved Share Price shall be the ending Share price equal to the average closing Share price for the month of February 2012 or, if applicable, the ending Share price determined in accordance with Section 5 of the Agreement in the event of a Change in Control.

**Payment levels will be based upon the actual Achieved Share Price and will be interpolated between Achieved Share Price goals.

•	With respect to one-third of the award, payment (if any) will be made in accordance with Section 3 of the Agreement based on Dynegy’s Adjusted EBITDA over the three year award period;

•	For purposes of this Agreement, the term Adjusted EBITDA shall be determined based on the “Adjusted EBITDA” public guidance construction disclosed to the investing community in December 2008; and

•	Awards are payable at threshold, target, and maximum levels as illustrated in the table below.

Adjusted Performance Goals for Performance Period
 (March 4, 2009 — March 4, 2012)

	Threshold	Target	Maximum
Adjusted EBITDA+	$2.1 billion	$2.4 billion	$3.0 billion
Payment Levels++	0%	100%	200%

+Calculated based on Adjusted EBITDA as determined for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011.
++Payment levels will be based upon the Adjusted EBITDA and will be interpolated between Adjusted EBITDA goals.

[Signature Page Attached]

IN WITNESS WHEREOF, Dynegy has caused this Performance Award Agreement to be amended by this First Amendment this 2nd day of March, 2010, to be effective as stated herein.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
Title:	General Counsel & EVP, Administration
Date:	March 3, 2010